EXHIBIT 5.1

                                                                 October 2, 2000

BioMarine Technologies, Inc
1198 Gulf Breeze Pkwy., Suite 8A
Gulf Breeze, Florida 32561

         Re: Registration Statement on Form SB-2 of BioMarine Technologies, Inc.

Ladies and Gentlemen:

         We have acted as counsel to and for BioMarine Technologies, Inc. (the "Company"), in connection with the preparation and filing of a Registration Statement on Form SB-2, together with any and all exhibits and schedules attached thereto (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to 12,500 Units, each Unit consisting of 100 shares of Common Stock and 100 Class B Warrants.

         We have examined the Company's Certificate of Incorporation, as amended, By-laws, resolutions of the Board of Directors of the Company and such other items as we deem material to this opinion.

         Based upon the foregoing information and examination, it is our opinion that the shares of Common Stock of the Company covered by the Registration Statement have been duly authorized and, when sold, issued and paid for, will be validly issued, fully paid and nonassessable.

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BioMarine Technologies, Inc.
October 2, 2000
Page 2

         We hereby consent to the use of this opinion as an exhibit to the Registration Statement and we further consent to the reference under the caption "Legal Matters" in the Prospectus which forms a part of the Registration Statement to the fact that this opinion concerning the validity of the issue has been rendered by us.

                                                        Very truly yours,

                                                        /s/BONDY & SCHLOSS LLP